Exhibit 1.3

*** innogy Finance B.V. announces Consent Solicitations via Citi/ NatWest Markets ***

13-Aug-20 – innogy Finance B.V. announced invitations to holders of its outstanding notes listed below (each a “Series” and together the “Notes”), to consent to a replacement of innogy SE (the “Existing Guarantor”) with E.ON SE as new guarantor (the “New Guarantor” or “E.ON”), the replacement of innogy Finance B.V. as existing issuer (the “Existing Issuer”) with E.ON International Finance B.V. as substitute issuer (the “Substitute Issuer”) and certain amendments to the terms and conditions (the “Conditions”) of each Series (if passed by way of resolution in the Votes Without Meeting, the “Extraordinary Resolutions”), all as further described in, and subject to the terms set out in, the Consent Solicitation Memorandum.

Capitalised terms used and not otherwise defined in this announcement have the meaning given to them in the Consent Solicitation Memorandum.

Notes subject to the Consent Solicitation

Description of the Notes / ISIN / Fee (of the relevant specified denomination)

GBP 570,000,000 6.500% Fixed Rate Notes due April 2021 / XS0127992336 / None

EUR 1,000,000,000 6.500% Fixed Rate Notes due August 2021 / XS0412842857 / None

GBP 500,000,000 5.500% Fixed Rate Notes due July 2022 / XS0437307464 / None

EUR 750,000,000 0.750% Fixed Rate Notes due November 2022 / XS1829217428 / None

GBP 487,500,000 5.625% Fixed Rate Notes due December 2023 / XS0170732738 / 0.05%

EUR 800,000,000 3.000% Fixed Rate Notes due January 2024 / XS0982019126 / 0.05%

EUR 750,000,000 1.000% Fixed Rate Notes due April 2025 / XS1595704872 / 0.05%

EUR 500,000,000 1.625% Fixed Rate Notes due May 2026 / XS1829217345 / 0.05%

EUR 850,000,000 1.250% Fixed Rate Notes due October 2027 / XS1702729275 / 0.05%

EUR 1,000,000,000 1.500% Fixed Rate Notes due July 2029 / XS1761785077 / 0.05%

GBP 760,000,000 6.250% Fixed Rate Notes due June 2030 / XS0147048762 / 0.05%

EUR 600,000,000 5.750% Fixed Rate Notes due February 2033 / XS0162513211 / 0.05%

USD 17,400,000 3.800% Fixed Rate Notes due April 2033 / XS0909427782 / 0.05%

GBP 600,000,000 4.750% Fixed Rate Notes due January 2034 / XS0735770637 / 0.05%

GBP 1,000,000,000 6.125% Fixed Rate Notes due July 2039 / XS0437306904 / 0.05%

EUR 100,000,000 3.500% Fixed Rate Notes due December 2042 / XS0858598898 / 0.05%

EUR 150,000,000 3.550% Fixed Rate Notes due February 2043 / XS0887582186 / 0.05%

Rationale

On 2 June 2020, the Existing Issuer and the Existing Guarantor both became wholly owned subsidiaries of the New Guarantor and are being fully integrated into the E.ON Group.

As part of this integration process, E.ON Group has started to centralise all financing and reporting activities of the Group. As a result, only the New Guarantor, being the ultimate parent, has become issuer or guarantor of all future capital markets debt of the E.ON Group. Furthermore, scheduled optimisation measures also encompass a reduction of financial reporting performed by the Existing Guarantor, which includes the discontinuation of preparing and publishing consolidated financials of the Existing Guarantor. Group-internal reorganisations are expected to reduce total assets and/or capitalisation available to innogy’s bondholders. In addition, any remaining rating contracts of the Existing Guarantor will be cancelled.

Fee

In the event that an Extraordinary Resolution in respect of an Eligible Series is passed and implemented, the Existing Issuer will make a one-time cash payment equal to 0.05% of the relevant specified denomination (e.g. EUR 50 per EUR 100,000) to all Noteholders of an Eligible Series who have validly delivered a vote (yes, no or abstention) to the Scrutineer during the Voting Period (the “Fee”) after the implementation of the relevant Extraordinary Resolution (expected to be approx. 7 business days after the end of Statutory Contestation Period). No Fee will be paid if the Consent Solicitation is terminated, withdrawn or otherwise not consummated.

Indicative Timetable

Launch Date of the Consent Solicitations: 13 August 2020

Registration and Instruction Deadline: 23.59 (CET) on 3 September 2020

Commencement of the Voting Period: 0.00 (CET) on 4 September 2020

End of the Voting Period: 23.59 (CET) on 11 September 2020

Announcement of Results of the Votes Without Meeting: As soon as reasonably practicable after the End of the Voting Period

End of Statutory Objection Period: Two weeks after the results of the Votes Without Meeting have been announced

End of Statutory Contestation Period: One month after the results of the Votes Without Meeting have been announced

Implementation of Extraordinary Resolutions passed at the Votes Without Meeting: As soon as reasonably practicable after the Conditions of Implementation with regard to the relevant Series have been fulfilled

Payment of Fee: After the implementation of the relevant Extraordinary Resolution (expected to be approx. 7 business days after the end of Statutory Contestation Period)

Announcement of Implementation of Extraordinary Resolutions: After the implementation of the relevant Extraordinary Resolution

For reasons of efficiency, Noteholders are requested to vote through the Voting Platform (www.lucid-is.com/innogy) and submit, or arrange for submission of, Consent Instructions to the Clearing Systems.

Questions and requests for assistance in connection with the Consent Solicitations and/or the Votes Without Meeting may be directed to the Solicitation Agents and the Tabulation and Voting Agent.

Solicitation Agents

Citigroup Global Markets: +44 20 7986 8969 / liabilitymanagement.europe@citi.com

NatWest Markets.: +44 20 7085 6124 / liabilitymanagement@natwestmarkets.com

Tabulation and Voting Agent

Lucid Issuer Services Limited: +44 20 7704 0880 / innogy@lucid-is.com

Important information:

The notes and any new securities resulting from the Consent Solicitations have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law, guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this announcement has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since the Substitute Issuer and the New Guarantor are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.